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                     June 20, 2023

       Aglika Dotcheva
       Chief Financial Officer
       Riskified Ltd.
       220 5th Avenue, 2nd Floor
       New York, NY 10001

                                                        Re: Riskified Ltd.
                                                            Form 20-F for
Fiscal Year Ended December 31, 2022
                                                            File No. 001-40692

       Dear Aglika Dotcheva:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services